EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009, relating to the financial statements and financial statement schedules of Detroit Edison Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of The Detroit Edison Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 20, 2009